Exhibit 99.2

Spirit Airlines Reports September 2017 Traffic

MIRAMAR, Fla., (October 16, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for September 2017.

Our September operations were significantly impacted by Hurricanes Irma and Maria. Between the two storms, we canceled approximately 1,400 flights during the month of September which negatively affected our completion factor and on-time performance.  Excluding the impact of these storms, we were on target to deliver a September on-time performance of nearly 86.5 percent and a completion factor of about 99.1 percent. “The recent hurricanes caused significant damage in several of the regions we serve, and our thoughts and prayers remain with all those affected by the devastation caused by these storms,” said Robert Fornaro, Spirit’s President and Chief Executive Officer. "We remain committed to assist with relief efforts throughout the Caribbean."

Traffic (revenue passenger miles) in September 2017 increased 5.9 percent versus September 2016 on a capacity (available seat miles) increase of 8.9 percent. Load factor for September 2017 was 78.6 percent, a decrease of 2.3 percentage points compared to September 2016.

Preliminary Traffic Results

	September 2017	September 2016	Change
Revenue passenger miles (RPMs) (000)	1,768,561	1,670,359	5.9%
Available seat miles (ASMs) (000)	2,249,708	2,065,128	8.9%
Load factor	78.6%	80.9%	(2.3) pts
Passenger flight segments	1,732,949	1,685,395	2.8%
Average stage length (miles)	1,001	972	3.0%
Total departures	12,509	12,090	3.5%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	18,285,588	16,219,093	12.7%
Available seat miles (ASMs) (000)	21,851,789	18,909,627	15.6%
Load factor	83.7%	85.8%	(2.1) pts
Passenger flight segments	18,082,740	16,268,396	11.2%
Average stage length (miles)	991	978	1.3%
Total departures	123,492	111,495	10.8%

Preliminary Operational Performance

September 2017
On-Time Performance[1]	75.1%
Systemwide Completion Factor	89.1%

1As defined by the Department of Transportation

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 480 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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